Exhibit (99)

PRESS RELEASE

GE Reports Second-Quarter Earnings of $3.9 Billion With
11% Revenue Growth and 61% Year-to-Date Cash Flow Growth

Fairfield, Conn., July 9, 2004 -- GE's second quarter 2004 earnings were $3.9 billion, 3% higher than second quarter 2003, the Company announced today. Excluding non-cash earnings from GE's principal pension plans, earnings increased 9%.

"Our earnings per share for the second quarter of 38 cents exceeded our previous guidance of 37 cents, as nine of 11 businesses contributed double-digit improvements to earnings and first-half cash from operating activities grew 61% over last year," said GE Chairman and CEO Jeff Immelt. "Orders continue to be strong, growing at 13%, with services orders up 29%. This is the best economy we've seen in years.

"We completed major portfolio moves during the quarter, closing the Amersham acquisition, the NBC Universal merger and the successful initial public offering of Genworth Financial. These changes, along with the continued build-out of our growth platforms, give GE a great set of businesses for the future. We continue to execute on our growth initiatives, with technology advances such as the GEnx jet engine and Jenbacher's co-generation systems; strong services growth across the board; global infrastructure and financial services wins in countries ranging from China to Kazakhstan to Latvia; and wins with customers as diverse as the U.S. Transportation Security Administration, Virgin America, and viewers of NBC, Bravo and Telemundo.

"We're on track to deliver excellent operating performance this year, and as such we are further narrowing our full-year guidance to $1.55-$1.60 per share. We are building strong momentum for 2005 and remain confident of 10-15% earnings per share growth for next year."

GE will discuss second quarter results on a conference call and Webcast at 8:30 a.m. EDT today. Call information and related charts are available at www.ge.com/investor.

Second Quarter 2004 Financial Highlights

  Earnings were $3.924 billion, up 3% over last year's $3.794 billion. Earnings per share (EPS) were $.38, the same as last year. Nine of GE's 11 businesses -- Advanced Materials, Commercial Finance, Consumer Finance, Consumer & Industrial, Equipment & Other Services, Healthcare, Infrastructure, NBC Universal and Transportation -- contributed double-digit improvements to earnings. A variance analysis of second quarter EPS follows the text of this release.

  Revenues of $37.0 billion increased 11% from last year's $33.4 billion. Industrial sales increased 13% to $20.0 billion. Excluding GE Energy, which is in the final year of declining gas turbine sales, industrial sales were up 22%, reflecting the combined impact of the Amersham and NBC Universal transactions as well as the stronger economy. Financial services revenues of $17.1 billion were up 8% over last year.

  Cash generated from GE's operating activities (CFOA) in the first half of 2004 was $6.8 billion, up 61% over last year's $4.2 billion. This improvement reflects $1.8 billion of dividends from GE Capital Services (GECS), principally proceeds from the Genworth IPO. Industrial CFOA in the first half increased 27% over last year. The company's continuing focus on working capital and cash management leads GE to expect 10-15% growth in CFOA for the full year.

"Over the past three years of tough economic conditions and strategic repositioning, we've increased revenues and earnings every year, generated strong CFOA, and maintained our triple-A ratings; above all, we invested back into GE and made it a better company," Immelt said.

"We now have a GE with leading technology, great service franchises, global breadth and depth, and a tremendous team of people who are passionate about helping our customers succeed. We are using all of GE's resources to identify and drive new organic growth with incremental returns on invested capital. We are very confident about our future."

Second Quarter 2004 Business Highlights

Healthcare

  Completed the acquisition of Amersham plc, creating a $14 billion U.K.-based global leader in healthcare diagnostics.
  Increased total orders 42% over second quarter 2003 to $3.5 billion; excluding Amersham, orders grew 16% to $2.9 billion, driven by 55% growth in PET (positron emission tomography) orders to more than $120 million, and 21% services growth to nearly $1.4 billion.
  Increased China orders 25% over last year to $166 million, with strength in most modalities.
  Realized strong synergies with key customers between GE diagnostic imaging and Amersham contrast agents, and achieved double-digit growth in all Biosciences businesses.

Transportation

  Received aircraft engine, locomotive and services orders in the quarter totaling $3.4 billion, with 33% growth in services orders over last year driven by strong spare parts orders for commercial and military engines and aeroderivatives.
  Selected by Boeing as one of two companies to power its new 7E7 Dreamliner with the new GEnx engine, positioning GE for placement on as many as 2,000-3,000 aircraft over the next 20 years.
  Through CFM International (CFMI), a 50/50 joint company between GE and Snecma Moteurs of France, was selected by Virgin America to provide engines for its 33-aircraft launch fleet.
  Through CFMI, was selected by the U.S. Navy to power 109 multi-mission maritime aircraft that will replace its P-3 fleet.
  Received a $150 million order from KTZ, Kazakhstan's national railroad, for 200 locomotive modernization kits, to be shipped through 2006.
  Shipped nine GE Evolution Series™ locomotives during the quarter, bringing the total pre-production fleet to 49 locomotives, which have logged nearly 2 million miles and 22 locomotive-years of experience with 96% reliability.

Energy

  Signed new contractual service agreements during the quarter totaling more than $750 million, increasing the number of gas turbines and sites covered at the end of the quarter by 12% over the end of second quarter 2003.
  Agreed to acquire ChevronTexaco's gasification technology business, expanding GE's capabilities in the "cleaner coal" segment of power generation.
  Received a contract for GE Jenbacher to provide 22 complete gas engine cogeneration systems for a Ukrainian project, the largest of its kind in the world in terms of total power output, to convert coal mine gas into energy and help reduce methane emissions.
  Received orders for 100 1.5-megawatt wind turbines, including 33 for the Fuesanta project in Spain.
  Continued to win business in China, receiving a contract to supply three hydro turbines and additional equipment for the Sinanjiang River Hydropower Station in Yunnan Province, as well as an order from the China Southern Power Grid Co. for systems to increase the power transfer capability of one of its transmission corridors.
  Shipped 29 heavy-duty gas turbines from Greenville, S.C. and Belfort, France, compared with 42 in second quarter 2003.
  Agreed to acquire BHA Group Holdings, Inc., a leading provider of air quality control products, and the assets of three business units of S.D. Myers, Inc., to enhance Energy's transformer services offerings.

Commercial Finance

  Acquired more than $2 billion in assets from Boeing Capital Corp, enabling broader financial solutions to be offered to more than 170 new customers.
  Acquired Haslemere NV, a major U.K.-based multi-sector commercial property company with $700 million of assets located primarily in London.
  Acquired IKON Office Solutions' U.S. leasing portfolio, adding $2.0 billion in equipment leasing assets.
  Completed the largest-ever aircraft engine financing deal in China with China Eastern Airlines, leased 15 new Airbus A320s to Virgin America, and ended the quarter with none of Aviation Services' 1,300-plus aircraft on the ground.
  Increased Commercial Finance's presence in the Japanese real estate market by $500 million by acquiring Alte Co., an Osaka, Japan-based real estate company.
  Acquired Ace Sogo Lease from Nissan Diesel Motor, the fourth-largest Japanese truck/bus manufacturer, adding more than $400 million in assets and expanding Ace's equipment finance offerings.

Consumer Finance

  Teamed with eBay and its subsidiary Paypal Inc. to launch new consumer and commercial credit programs that help U.S. online buyers fund their purchases through PayPal and provide online sellers with access to lines of credit and working capital for growth.
  Completed the acquisition of WMC Finance Co., a leading U.S wholesale lender, adding U.S. new-home financing solutions to Consumer Finance's global mortgage capabilities.
  Signed a five-year agreement with Drexel Heritage, one of the world's premier furniture manufacturers, to provide a new retail credit program for its U.S. customers.
  Completed the acquisition of Latvian sales finance and auto loan provider RD Lizinga Grupa, bringing Consumer Finance to a 40th country and creating a new platform in the Baltic region.
  Launched the Payroll Card, a debit-based MasterCard® product that provides a simple, cost-saving and convenient alternative to payroll checks for companies that pay millions of employees, contractors and temporary workers in the U.S. who don't have a checking account.

NBC Universal

  Completed the merger of NBC and Vivendi Universal Entertainment, creating NBC Universal, one of the world's leading media companies.
  Brought in total advertising commitments during May's "upfront" ad sales period of more than $5 billion, leading the major broadcast networks and seeing strong gains at Bravo and Telemundo, the fastest-growing cable and broadcast networks in the U.S.
  Won the quarter in the key demographic of adults 18-49 by a margin of nearly 10% over the nearest competitor, led by The Apprentice, television's No. 1 series of the quarter in that demographic.
  Won the May sweeps among adults 18-49 for NBC's ninth May win in the last 10 years, and drew the largest average audience (52.5 million) for any entertainment telecast in six years with the May 6 finale of Friends.
  Extended NBC's late-night leadership, with Jay Leno delivering a 47% margin of victory over his nearest competitor and Conan O'Brien and Carson Daly setting second-quarter ratings records.
  Doubled Telemundo's weekday prime-time ratings among adults 18-49 over last year, with the highest ratings in that demographic in a decade.
  Doubled Bravo's average audience among adults 18-49 over last year, and increased USA Network's adults 25-54 audience by 13 percent.

Infrastructure

  Successfully completed a 30-day passenger rail pilot with the U.S. Transportation Security Administration (TSA) of the GE EntryScan3, a walk-through explosives detector that detects microscopic traces of explosives in seconds, and launched a similar pilot at five U.S. metropolitan airports.
  Introduced nearly 50 new high-technology products, including a "ruggedized" fiber optic security camera that can withstand some of the harshest environments and a factory automation software platform that integrates with other original equipment manufacturers' systems.
  Moved toward completing the acquisition of InVision Technologies, Inc. with InVision shareowner approval; InVision's CT (computed tomography) -based scanners will complement GE's trace explosives detection systems.
  Received a multi-year order from the U.S. Department of Defense for an advanced jet fuel additive from Infrastructure's water and process technologies unit that helps improve the quality of standard aircraft fuel from any global source, thereby improving operability and reducing costs.

Advanced Materials

  Continued to expand into high-growth segments with "wing-to-wing" technologies, including the use of advanced GE Lexan® SLX™, Geloy XTW® and Ultem® engineered resins in the global automobile segment to reduce need for paint, eliminate secondary operations for manufacturing efficiency and lower cost, and increase design freedom.
  Launched new NXT® silane technology for tires, which lowers manufacturers' production costs and improves fuel efficiency and environmental emissions.
  Introduced new Lexan Excel and Thermoclear® Solar Control Infrared sheet UV protection products for the building and construction segment that increase level of light transmission by up to 60 percent and reduce interior heat build-up by up to 40 percent.
  Announced new Lexan EXL™ resin applications with improved impact strength, durability and design flexibility for China's mobile phone and telecommunications segments.
  Announced China Palette®, an exclusive collection of Visualfx® resins designed specifically for China's rapidly growing consumer products segment.

Insurance

  Completed the initial public offering of 30% of the equity of Genworth Financial, Inc., releasing more than $2.5 billion in equity capital for investment in growth initiatives and reduction of "parent-supported debt."
  Focused Employers Reinsurance Corp. (ERC) on specialized market segments for which it can provide differentiated services, including regional property and casualty reinsurance, and completed five new reinsurance treaties with regional companies in Australia and New Zealand.

Consumer & Industrial

  Increased unit sales of high-end Profile® and Monogram® appliances 21% over second quarter 2003.
  Launched several new products, including the new Profile® ClimateKeeper2 dual-evaporator refrigerator, Monogram® undercounter refrigeration modules, GE Xensation™ auto lighting and several stainless steel appliance upgrades.

Equipment and Other Services

  Announced five new sensor capabilities for GE's VeriWise™ asset-tracking technology, which helps over-the-road trailer customers better meet productivity and security goals, and formed an Asset Intelligence business unit to develop additional markets for VeriWise technology.
  Signed a joint development agreement with Science Applications International Corporation, a leading security technology firm with commercial and government customers, to accelerate the application of Veriwise to sea containers.

* * *

GE (NYSE: GE) is a diversified technology, media and financial services company dedicated to creating products that make life better. From aircraft engines and power generation to financial services, medical imaging, television programming, and plastics, GE operates in more than 100 countries and employs more than 300,000 people worldwide. For more information, visit the company's Web site at http://www.ge.com.

Caution Concerning Forward-Looking Statements

This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "will" or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of GE. Forward-looking statements are based on management's current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from these expectations and assumptions due to changes in global political, economic, business, competitive, market, regulatory and other factors. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise. This presentation includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have provided a reconciliation of those measures to the most directly comparable GAAP measures, which is available in this press release.

Contact: General Electric, Fairfield
David Frail, 203/373-3387
david.frail@corporate.ge.com

General Electric Company and Consolidated Affiliates

Second Quarter 2004 Earnings Per Share (EPS) Dynamics

	EPS

Second quarter 2003 reported	$0.38

Ongoing operations (incl. Energy)	0.04	Solid growth +11%
Pension	(0.02)	Non-cash and as expected
2003 Insurance dispositions	(0.01)	FGIC, Edison, U.S. Auto

	0.39

Deal impact ... Amersham, NBC Universal, Genworth	(0.01)	Earnings with more shares and lower insurance earnings

	$0.38	... Above Guidance

2Q Events
- Genworth transaction impact ($336mm)		Worse than expected
- Amersham deal-related costs ($163 mm)		Slightly better than expected
+ Tax settlements $428mm		Better than expected
Effect of 2Q events	-

Second quarter 2004 reported	$0.38

GENERAL ELECTRIC COMPANY
Condensed Statement of Earnings

	Consolidated			GE			Financial Services (GECS)
Second quarter ended June 30	2004	2003	V%	2004	2003	V%	2004	2003	V%
Revenues
Sales of goods and services	$20,655	$18,118		$19,995	$17,640		$728	$568
Earnings of GECS	-	-		1,696	1,602		-	-
GECS revenues from services	16,056	15,107		-	-		16,405	15,319
Other income	324	148		328	147		-	-
Total revenues	37,035	33,373	11%	22,019	19,389	14%	17,133	15,887	8%

Costs and expenses
Cost of sales, operating and administrative expenses	24,610	20,374		17,480	14,414		7,370	6,196
Interest and other financial charges	2,750	2,683		49	215		2,818	2,533
Insurance losses and policyholder and annuity benefits	3,744	4,256		-	-		3,808	4,256
Provision for losses on financing receivables	1,004	978		-	-		1,004	978
Minority interest in net earnings of consolidated affiliates	187	72		111	47		76	25
Total costs and expenses	32,295	28,363	14%	17,640	14,676	20%	15,076	13,988	8%

Earnings before income taxes	4,740	5,010		4,379	4,713		2,057	1,899
Provision for income taxes	(816)	(1,216)		(455)	(919)		(361)	(297)
Net earnings	$3,924	$3,794	3%	$3,924	$3,794	3%	$1,696	$1,602	6%

Per-share amounts
Diluted earnings per share	$0.38	$0.38	0%
Basic earnings per share	$0.38	$0.38	0%

Dividends declared per share	$0.20	$0.19

Dollar amounts in millions; per-share amounts in dollars; unaudited. Supplemental consolidating data are shown for "GE" and "Financial Services (GECS)." Transactions between GE and GECS have been eliminated from the "consolidated" columns. See note 1 to the consolidated financial statements in the 2003 Annual Report to Shareowners for further information about consolidation matters.

GENERAL ELECTRIC COMPANY
Condensed Statement of Earnings

	Consolidated			GE			Financial Services (GECS)
Six months ended June 30	2004	2003	V%	2004	2003	V%	2004	2003	V%
Revenues
Sales of goods and services	$37,765	$34,285		$36,675	$33,398		$1,304	$1,055
Earnings of GECS before accounting change	-	-		3,541	3,272		-	-
GECS revenues from services	32,159	29,341		-	-		32,772	29,699
Other income	461	203		467	223		-	-
Total revenues	70,385	63,829	10%	40,683	36,893	10%	34,076	30,754	11%

Costs and expenses
Cost of sales, operating and administrative expenses	46,302	39,170		32,161	27,749		14,657	11,827
Interest and other financial charges	5,560	5,279		288	423		5,489	4,996
Insurance losses and policyholder and annuity benefits	7,332	8,241		-	-		7,432	8,241
Provision for losses on financing receivables	1,959	1,738		-	-		1,959	1,738
Minority interest in net earnings of consolidated affiliates	270	142		148	79		122	63
Total costs and expenses	61,423	54,570	13%	32,597	28,251	15%	29,659	26,865	10%

Earnings before income taxes and accounting change	8,962	9,259		8,086	8,642		4,417	3,889
Provision for income taxes	(1,798)	(2,251)		(922)	(1,634)		(876)	(617)
Earnings before accounting change	7,164	7,008	2%	7,164	7,008	2%	3,541	3,272	8%
Cumulative effect of accounting change	-	(215)		-	(215)		-	-
Net earnings	$7,164	$6,793	5%	$7,164	$6,793	5%	$3,541	$3,272	8%

Per-share amounts before accounting change
Diluted earnings per share	$0.69	$0.70	(1)%
Basic earnings per share	$0.70	$0.70	0%

Per-share amounts after accounting change
Diluted earnings per share	$0.69	$0.68	1%
Basic earnings per share	$0.70	$0.68	3%

Dividends declared per share	$0.40	$0.38

Dollar amounts in millions; per-share amounts in dollars; unaudited. Supplemental consolidating data are shown for "GE" and "Financial Services (GECS)." Transactions between GE and GECS have been eliminated from the "consolidated" columns. See note 1 to the consolidated financial statements in the 2003 Annual Report to Shareowners for further information about consolidation matters.

Summary of Operating Segments
General Electric Company and Consolidated Affiliates

	SECOND QUARTER			FIRST HALF
(Dollars in millions)	2004	2003	V%	2004	2003	V%

Revenues
Advanced Materials	$ 2,048	$ 1,743	17	$ 3,933	$ 3,419	15
Commercial Finance	5,732	5,180	11	11,123	9,956	12
Consumer Finance	3,830	3,046	26	7,419	5,805	28
Consumer & Industrial	3,490	3,282	6	6,587	6,174	7
Energy	4,118	4,655	(12)	7,983	9,031	(12)
Equipment & Other Services	2,017	869	F	4,027	1,833	F
Healthcare	3,372	2,402	40	5,867	4,542	29
Infrastructure	862	760	13	1,638	1,436	14
Insurance	5,554	6,792	(18)	11,507	13,160	(13)
NBC Universal	2,867	1,955	47	4,449	3,426	30
Transportation	3,903	3,389	15	7,308	6,368	15
Corporate items and eliminations	(758)	(700)	(8)	(1,456)	(1,321)	(10)

Consolidated revenues	$ 37,035	$ 33,373	11	$ 70,385	$ 63,829	10

Segment profit (a)
Advanced Materials	$ 161	$ 134	20	$ 332	$ 256	30
Commercial Finance	975	832	17	1,930	1,702	13
Consumer Finance	600	514	17	1,202	1,060	13
Consumer & Industrial	204	173	18	353	301	17
Energy	634	1,057	(40)	1,284	1,955	(34)
Equipment & Other Services	68	(252)	F	(54)	(510)	89
Healthcare	584	440	33	923	746	24
Infrastructure	134	105	28	247	199	24
Insurance	53	508	(90)	463	1,020	(55)
NBC Universal	768	688	12	1,162	1,031	13
Transportation	810	686	18	1,447	1,242	17
Total segment profit	4,991	4,885	2	9,289	9,002	3

GE corporate items and eliminations	(563)	43	U	(915)	63	U
GE interest and other financial charges	(49)	(215)	77	(288)	(423)	32
GE provision for income taxes	(455)	(919)	50	(922)	(1,634)	44

Earnings before accounting change	3,924	3,794	3	7,164	7,008	2

Cumulative effect of accounting change	-	-		-	(215)

Consolidated net earnings	$ 3,924	$ 3,794	3	$ 7,164	$ 6,793	5

(a)	Segment profit always excludes the effects of principal pension plans and accounting changes, and may exclude matters such as charges for restructuring; rationalization and other similar expenses; in-process research and development and certain other acquisition-related charges; certain gains/losses from dispositions; and litigation settlements or other charges, responsibility for which precedes the current management team. Segment profit excludes or includes interest and other financial charges and segment income taxes according to how a particular segment management is measured - excluded in determining operating profit for Advanced Materials, Consumer & Industrial, Energy, Healthcare, Infrastructure, NBC Universal, and Transportation, but included in determining net earnings for Commercial Finance, Consumer Finance, Equipment & Other Services, and Insurance.

Condensed Statement of Financial Position
General Electric Company and consolidated affiliates

(Dollars in billions)	Consolidated		GE		Financial Services (GECS)
	6/30/04	12/31/03	6/30/04	12/31/03	6/30/04	12/31/03
Cash & marketable securities	$ 133.1	$ 135.0	$ 3.1	$ 2.0	$ 130.5	$ 133.2
Receivables	13.3	10.7	13.4	11.0	-	-
Inventories	9.6	8.8	9.4	8.6	0.2	0.2
GECS financing receivables	252.7	247.9	-	-	252.7	247.9
Plant & equipment	61.3	53.4	16.4	14.6	44.9	38.8
Investment in GECS	-	-	45.9	45.3	-	-
Goodwill & intangible assets	80.9	55.0	53.3	30.2	27.6	24.8
Other assets	146.2	136.7	37.7	30.4	113.0	109.6

Total assets	$ 697.1	$ 647.5	$ 179.2	$ 142.1	$ 568.9	$ 554.5

Borrowings	$ 335.7	$ 329.7	$ 12.2	$ 10.9	$ 325.3	$ 320.3
Insurance reserves	137.8	136.3	-	-	138.1	136.3
Other liabilities and minority interest	125.3	102.3	68.7	52.0	59.6	52.6
Shareowners' equity	98.3	79.2	98.3	79.2	45.9	45.3

Total liabilities and equity	$ 697.1	$ 647.5	$ 179.2	$ 142.1	$ 568.9	$ 554.5

Supplemental consolidating data are shown for "GE" and "Financial Services (GECS)." Transactions between GE and GECS have been eliminated from the "consolidated" columns. See note 1 to the consolidated financial statements in the 2003 Annual Report to Shareowners for further information about consolidation matters.

Note: Certain balances have been reclassified to reflect the inclusion of assets and liabilities of FIN 46 entities in their respective line items, previously reported as "Consolidated, liquidating securitization entities."

Financial Measures That Supplement GAAP
General Electric Company and Consolidated Affiliates

We sometimes refer to data derived from consolidated financial information but not required by GAAP to be presented in financial statements. Certain of these data are considered "non-GAAP financial measures" under SEC regulations. Specifically, we have referred to:

-	Second quarter 2004 earnings growth, excluding the non-cash earnings from GE's principal pension plans in the second quarters of 2003 and 2004;
-	Second quarter 2004 industrial sales growth, excluding the Energy business in the second quarters of 2003 and 2004; and
-	Growth in Industrial CFOA in the first half of 2004.

Reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures - reported earnings, industrial sales and cash from operating activities- follow.

	SECOND QUARTER ENDED JUNE 30
(Dollars in millions)	2004	2003	V%

Net earnings	$ 3,924	$ 3,794
Less: Non-cash earnings from GE's principal pension plans	14	202
Earnings excluding pension	$ 3,910	$ 3,592	9

Industrial sales as reported	$ 19,995	$ 17,640
Less: GE Energy sales	4,028	4,597
Industrial sales excluding GE Energy	$ 15,967	$ 13,043	22

	SIX MONTHS ENDED JUNE 30
	2004	2003	V%

Cash from GE's operating activities as reported	$ 6,817	$ 4,244
Less: GECS dividends	1,842	328
Cash from GE's operating activities excluding dividends from GECS (Industrial CFOA)	$ 4,975	$ 3,916	27

We believe that meaningful analysis of our financial performance requires an understanding of the factors underlying that performance and our judgments about the likelihood that particular factors will repeat. In some cases, short-term patterns and long-term trends may be obscured by large factors or events. For example, events or trends in a particular segment may be so significant as to obscure patterns and trends of our industrial or financial services businesses in total. For this reason, we believe that investors may find it useful to see our second quarter 2004 earnings without the decline in non-cash earnings from our principal pension plans. Similarly, we believe presentation of second quarter 2004 growth in industrial sales without the decline in gas turbine sales is useful to investors. We also believe that investors would find it useful to compare our first half 2004 operating cash flow against our first half 2003 operating cash flow without the impact of GECS dividends, principally proceeds from the Genworth initial public offering in 2004.